FORM N-SAR
Q77.O Transactions effected pursuant to Rule 10F3

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
To be used for compliance with Rule 10f-3 and/or Rule 23B

1.	Account/Fund Name: Standish Mellon Fixed Income Fund

2.	Anticipated Purchase Date: 5/8/07

3.	Total Net Assets of Account/Fund: $567,469,365

4.	Type and Description of Security to be Purchased: Credit Suisse Fix to Float Rate (5.86%) Perpetual/call 5/15/2017

5.	Credit Rating of Security (Rating/Rating Agency): Aa3/Moody’s A/S&P A+/Fitch

6.	Name of Underwriting Syndicate Dealer Effecting Transaction: Banc of America, BB&T Capital Mkts, BBVA, SA, BNP Paribas, Citigroup, Credit Suisse, Fifth Third Securities, Fortis Securities, HSBC, ING Wholesale Banking, KeyBanc Capital Mkts, Mitsubishi UFJ Secs, Morgan Keegan & Co., Popular Secs, Rabo Secs USA, Societe General, Suntrust Robinson Humphrey, Wells Fargo, MFR Secs, Trilon International, Utendahl Capital.

7.	Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets as a Jr Co-Manager

8.	Issue Size: 1,250,000M

9.	CUSIP: 225448AA7

10.	Amount Purchase by Account/Fund: 880,000

11.	Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.07%

12.	Amount Purchased as a Percentage of Account/Fund Assets: 0.16%

13.	Purchase Price of Securities (if at par, so state): 100, at par

14.	Commission/Spread Received by Principal Underwriters: $10.0

15.	Yield (as applicable): 5.86

16.	Benchmark Yield (as applicable): 4.63

17.	Description of Benchmark (as applicable): US Treasury